Exhibit 10.1




                           Joint Venture Agreement
                           -----------------------


                       This Agreement is made between


                          Parlex Asia Pacific Ltd.,

a corporation organized and existing under the laws of Hong Kong and having its registered office at 2802 Admiralty Centre Tower One, 18 Harcourt Road, Hong Kong

                    hereinafter referred to as "Parlex";



                 Infineon Technologies Asia Pacific Pte Ltd
                 (Company Registration Number: 197000667M),

     a corporation organized and existing under the laws of Singapore and having its registered office at 168, Kallang Way, Singapore 349253 hereinafter referred to as "Infineon".


      Infineon and Parlex are hereinafter individually referred to as a
                 "Party" and collectively as the "Parties".


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                              TABLE OF CONTENTS
                              -----------------

Preamble                                                                  1
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1.    Definitions                                                         2
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2.    Establishment of the Companies                                      3
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3.    Transfer of Certain Assets to NewCo                                 5
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4.    Financing of the Companies                                          7
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5.    Pre-emption Rights, Call and Put Option                             8
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6.    Ancillary Agreements                                               15
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7.    Shareholders' Meeting of HoldCo                                    16
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8.    Board of Directors                                                 17
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9.    Management of the Companies                                        19
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10.   Staff                                                              20
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11.   Organisational Structure                                           21
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12.   Operation of the Company                                           21
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13.   Accounting and Financial Reporting                                 21
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14.   Dividend Policy                                                    23
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15.   Foreign Exchange Rate                                              24
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16.   Confidentiality                                                    24
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17.   Conditions Precedent                                               25
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18.   Representation and Warranties of Parlex                            25
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19.   Representation and Warranties of Infineon                          26
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20.   Deadlock Resolution Procedure                                      27
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21.   Term and Termination                                               29
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22.   Dissolution                                                        32
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23.   Applicable law                                                     32
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24.   Dispute Resolution                                                 32
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25.   Miscellaneous                                                      34
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List of Exhibits:
----------------

2.2     Name of NewCo in Chinese language
2.5 a - Memorandum and Articles of Association (HoldCo)
2.5 b - Articles of Incorporation (NewCo)
3.1 - Equipment and Software Licenses
3.2 - Employees
3.3 - Suppliers
4.1 - Business Plan
4.3 - Inventory
5.3.1(a) - Formula for Infineon Call Option
5.3.1(b) - Performance Criteria for Infineon Call Option
5.3.1(c) - Competitors
5.3.2(a) - Formula for Parlex Call Option
5.3.2(b) - Minimum Volume Requirement
6.2 - Supply Agreement
6.4 - NewCo Lease
6.5 - Services Agreement
6.7 - Laser Drilling Service Agreement
8.4 - Rules of Procedure (for each of the Companies)
11 - Organizational Structure - NewCo


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Preamble
--------

This Agreement is being entered into under the following circumstances:

Whereas, Infineon's ultimate shareholder, Infineon Technologies AG, of Munich, Germany, is presently engaged, inter alia, in the development, manufacture and sale of integrated circuits and modules for smart cards; and

Whereas, Parlex Asia Pacific Ltd., through its subsidiary, Parlex (Shanghai) Interconnect Products Co., Ltd. ("Parlex Shanghai"), based in Shanghai, PRC, is presently engaged, inter alia, in the development and manufacture and sale of FCOS(TM) substrate and flip chip module substrate materials and is supplying such product to Infineon Technologies AG; and

Whereas, Parlex has decided to spin-off its Smart Card substrate manufacturing business of Parlex Shanghai ("Carved Out Business") into a Wholly Foreign Owned Enterprise based in Shanghai to be held by an investment company based in Hong Kong in which each of Parlex and Infineon will be shareholders.

Now, therefore, for and in consideration of the premises and mutual covenants herein contained, Infineon and Parlex hereby set forth their agreement as follows:


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1.    Definitions
-----------------

Wherever the following terms are used in this Agreement, or in any of its annexes, they shall be understood as defined below.

1.1 "Affiliate" means any corporation, other juridical entity, partnership or other business enterprise which qualifies under any one of the following:

      a) Which owns or controls, directly or indirectly, fifty per cent (50 %) or more of the voting rights with respect to the election of directors of a Party hereto;

      b) Of which fifty per cent (50 %) or more of the voting rights with respect to the election of directors is owned or controlled, directly or indirectly, by a Party hereto;

      c) Of which fifty per cent (50 %) or more of the total voting rights with respect to the election of directors is owned or controlled, directly or indirectly, by any corporation, other juridical entity, partnership or other business enterprise qualifying under clauses a) or b) above.

1.2   "Agreement" means this Joint Venture Agreement and its Exhibits.

1.3 "Companies" means NewCo and HoldCo and "Company" shall mean any one of them.

1.4 "HoldCo" is referring to a company established in Hong Kong which is the sole investor in NewCo.

1.5   "Long Stop Date" means 31 March 2005.

1.6 "NewCo" is referring to the Wholly Foreign Owned Enterprise based in Shanghai, PRC, to which Parlex shall spin-off its Smart Card substrate manufacturing business.

1.7 "Parlex Corporation" means Parlex Corporation, a Massachusetts Corporation with its place of business at One Parlex Place, Methuen, MA 01844.


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1.8   "PRC" refers to People's Republic of China.

1.9 "Products" means FCOS(TM) substrate and flip chip module substrate material.

1.10 The following terms are defined in the following Clauses of this Agreement.

      a)    Ancillary Agreement         in Clause 6
      b)    Auditor                     in Clause 13.3
      c)    Business Plan               in Clause 4
      d)    Closing Date                in Clause 3.1
      e)    Rules of Procedure          in Clause 8.4
      f)    Effective Date              in Clause 21.1
      g)    Stock Transfer Agreement    in Clause 6.3

2.    Establishment of the Companies
------------------------------------

2.1   Organisation and Registration

      a) Parlex shall upon execution of this Agreement and without undue delay, organize and register HoldCo in the legal form of a company limited by shares under the laws of Hong Kong. It is agreed that the HoldCo shall be incorporated within 3 weeks of signing of this Agreement.

      b) Upon registration of HoldCo, Parlex shall organize and register NewCo as a Wholly Foreign Owned Enterprise in the form of a limited liability company under the laws of PRC where HoldCo shall be the sole shareholder of NewCo. The parties acknowledge and understand that the process to apply for the issuance of a business license and to register NewCo may take approximately 100 days, but Parlex shall exercise its best efforts to procure the issuance of a business license and to register NewCo. In the event that NewCo is not registered and the business licence is not issued by the Long Stop Date, Article II, Section 2.2(a)(ii) and (iii) of the Stock Transfer Agreement will apply accordingly.


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      c)    The Parties hereto shall closely cooperate and consult with each other with respect to the procedures and particulars of the organization and registration of the Companies.

2.2   Company Names

      a)    The name of HoldCo shall be Pacific Advanced Interconnect
      Products Ltd.

      b) The name of NewCo in the Chinese language shall be as set forth in Exhibit 2.2 and Shanghai Advanced Interconnect Products Ltd. in the English language.

2.3   Head Office

      a) HoldCo shall have its registered seat and administrative head office in Hong Kong.

      b) NewCo shall have its registered seat and administrative head office in Shanghai.

2.4   Business Scope of the Companies

      a) The business scope of HoldCo shall be to hold the investment in NewCo and to act as a trading company.

      b) The business scope of NewCo shall be the production of FCOS(TM) substrate and flip chip module substrate materials as well as RFID antennas and the further development of these product technologies only (process and equipment). All activities of NewCo shall comply with relevant prevailing published laws and regulations of PRC at all times.

2.5   Articles of the Companies

a) HoldCo shall adopt the Memorandum and Articles of Association pursuant to the laws of Hong Kong in the form as attached to this Agreement as Exhibit 2.5 a) by the Closing Date.

b) NewCo shall adopt Articles of Incorporation pursuant to the laws of the PRC in the form as attached to this Agreement as Exhibit 2.5 b). It is agreed that in the event that there is any inconsistency between the Chinese and English versions of the Articles of Incorporation of the NewCo, the English version of the NewCo's Articles of Incorporation shall prevail.


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c)    The Memorandum and Articles of Association of HoldCo and the Articles
of Incorporation of NewCo (collectively defined as the "Articles") shall be consistent with the terms of this Agreement and in case of any conflict the terms of this Agreement shall prevail as between the Parties. Without limiting the generality of the foregoing, the Parties shall exercise all rights available to them to give effect to the terms of this Agreement and shall take all reasonable steps to amend the respective Articles to the extent necessary to remove such inconsistency or conflict.

2.6   Share Capital of HoldCo

HoldCo shall have a share capital of 10,000 Hong Kong Dollars divided into 10,000 shares at a par value of one Hong Kong Dollar per share. Shares at equal par value shall carry equal rights and obligations.

Any shares of HoldCo ("HoldCo Shares") issued through capital increase shall be offered by HoldCo to the Parties exclusively unless the Parties hereto otherwise mutually agree in writing.

The Parties have the pre-emptive right to subscribe for such new HoldCo Shares in proportion to their then respective shareholding in HoldCo. If a Party refuses to accept such offer in whole or in part, then the other Party shall be entitled to subscribe to such HoldCo Shares not subscribed to by the refusing Party and the Parties shall procure a resolution of shareholders of HoldCo to be passed to approve the allotment of such HoldCo Shares.

2.7   Total Registered Capital of NewCo

The registered capital of NewCo shall be Five Million US Dollars (the "Registered Capital").

3.    Transfer of Certain Assets to NewCo
-----------------------------------------

3.1 Parlex shall transfer, or cause to be transferred, to NewCo simultaneously on the Closing Date, as said term is defined in the Stock Transfer Agreement, the equipment and relevant software and software licenses listed in Exhibit 3.1 that is attached hereto ("Equipment"). Parlex and Infineon (where applicable) shall promptly upon execution of this Agreement cause the timely execution and filing of all legal documents by NewCo, Parlex and any other Parlex's Affiliate required for the proper and effective transfer of Equipment to NewCo by the Closing Date.


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3.2   Parlex shall transfer, or cause to be transferred, to NewCo simultaneously on the Closing Date, the employees listed in Exhibit 3.2 that is attached hereto ("Employees") and were formerly employed by Parlex, Parlex Shanghai or its Affiliate. Parlex and Infineon (where applicable) shall promptly upon execution of this Agreement cause the timely execution and filing by NewCo, Parlex, Parlex Shanghai and any other Parlex's Affiliates of all legal documents required for the proper and effective transfer of Employees to NewCo by the Closing Date. For the avoidance of doubt, it is agreed that any compensation benefits or any other amounts due to the Employees under all applicable laws and requirements and arising or accruing prior to the Closing Date ("Accrued Benefits") shall be solely borne by Parlex and NewCo is not required to make any payment of such Accrued Benefits to the Employees. Any such benefits or other amounts arising or accruing on or after the Closing Date which are not Accrued Benefits shall be solely borne by NewCo.

3.3 Parlex and any relevant Parlex Affiliate shall use its best efforts to assist NewCo in establishing trading relationships with the suppliers listed in Exhibit 3.3 which is attached hereto ("Suppliers") on or as soon as reasonably possible after the Closing Date, in order for NewCo to obtain such materials and services from the Suppliers which are required for its operations at terms no less favorable than those enjoyed by Parlex and/or Parlex Shanghai. In addition, on or as soon as reasonably possible after the Closing Date, Parlex shall provide NewCo with the details of all open purchase orders and contracts, if any, that are necessary for NewCo to take over the manufacturing of Products and shall transfer its respective legal rights and obligations under such purchase orders and contracts to NewCo. For the avoidance of doubt, all open purchase orders and contracts between Parlex, Parlex Corporation or any relevant Parlex Affiliate and Infineon and/or any Infineon's Affiliate shall be transferred to NewCo on the Closing Date and Parlex, Parlex Corporation and/or any relevant Parlex Affiliate and Infineon (where applicable) shall promptly upon execution of this Agreement cause the timely execution and filing by NewCo and Parlex, Parlex Corporation and/or any relevant Parlex Affiliate to give effect to the foregoing.


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3.4   Subject to the provisions of Clause 2.2 and 2.3 of the Stock Transfer
Agreement, Infineon shall assign and transfer, or cause to be assigned and transferred, to NewCo simultaneously on the Closing Date, all of its rights, title and interest under the License Agreement dated between Infineon and Parlex Corporation of even date.

4.    Financing of the Companies
--------------------------------

4.1 The Parties agree that NewCo and HoldCo together shall require a total working capital of US$500,000.00 in the aggregate in accordance with the Business Plan attached in Exhibit 4.1 ("Business Plan").

4.2 At the Closing Date, Infineon and Parlex shall provide shareholder loans in proportion to their respective share ownership in HoldCo and on equal terms and conditions up to a maximum amount of US$500,000 in the aggregate to HoldCo that shall then loan the money to NewCo except that the Parties understand and agree that Parlex may be transferring inventory in lieu of United States Dollars as its initial shareholder loan. It is agreed that the contribution of the Parties pursuant to the provisions of this Clause shall be in accordance with the terms and conditions of a Shareholder Loan Agreement to be entered into by the Parties on the Closing Date.

4.3 The transfer of inventory by Parlex in accordance with Clause 4.2 shall take place simultaneously on the Closing Date and shall consist of the inventory to be listed on Exhibit 4.3 ("Inventory"), such
      Exhibit 4.3 to be provided to the parties within five (5) Business Days after the Closing Date. Parlex and Infineon (where applicable) shall promptly upon execution of this Agreement cause the timely execution and filing by NewCo, Parlex and any of Parlex's Affiliates of all legal documents, if any, required for the proper and effective transfer of the Inventory to either of the Companies (as the case may be) by the Closing Date. Infineon shall have the right to send a delegate to Parlex's premises in order to conduct a physical inspection and confirmation of the Inventory two days before Closing Date. In the event the value of the Inventory transferred exceeds US$255,000.00, then and in that event the Companies shall pay Parlex for the value of the Inventory in excess of US$255,000.00 within normal industry trade terms. For purposes of this Agreement, the Inventory being transferred by Parlex to either of the Companies shall be valued at its cost plus fifteen per cent (15%). In the event that the value of the


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      Inventory transferred is less than US$225,000.00, then Parlex shall loan the Companies the difference in cash on Closing Date.

4.4 Neither Party shall be under the obligation to make any further capital contributions, cash or loan advances to the Companies or to provide any collateral or security for any bank financing to be obtained by the Companies beyond the agreement on providing shareholder loans in this Clause 4 unless unanimously agreed to by the Board of Directors of HoldCo in order to support the ongoing needs of NewCo as required by the Business Plan.

4.5 The Board of Directors of HoldCo shall assess NewCo's cash flow and financial situation on a quarterly basis. If the Board of Directors of HoldCo by unanimous decision determines that NewCo requires additional capital contributions, it shall by written notice to the Parties call for the Parties to subscribe for additional shares of HoldCo in proportion to their respective pro rata shareholding based on the total number of issued shares of HoldCo then outstanding. To the extent a party does not fully subscribe to its pro rata share of such additional shares, the remaining party shall be entitled to purchase any of such unsubscribed shares in proportion to its pro rata shareholding. Each party agrees (i) to advise HoldCo of its intention to subscribe to its pro rata share of any additional shares at the earliest practicable date and in any event within thirty (30) days following a determination by the Board of Directors of HoldCo in accordance with [SECTION] 4(4) of the Rules of Procedure to issue additional shares and (ii) to pay the purchase price in cash for such shares not later than thirty (30) days thereafter.

5.    Pre-emption Rights, Call and Put Option
---------------------------------------------

5.1   Pre-emption Rights

In the case that either Party desires to sell to a bona fide third party all or any of its shares in HoldCo, the transfer of such shares by a Party to a third party shall be subject to the following conditions:

a) If a Party ("the Offeror") wishes to transfer shares in HoldCo, it shall first offer them in writing ("the Offer") to the other Party ("the Offeree").


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b)    If within 21 days from receipt of the Offer the Offeree indicates in writing that it is not interested in purchasing the shares or does not reply to the Offer, the Offeror shall have the right to offer its shares to a bona fide third party. If within 21 days from receipt of the Offer the Offeree indicates in writing that it is interested in purchasing the shares, the Parties shall seek to agree on a reasonable purchase price.

c) If the Parties fail to agree on the purchase price within 45 days from the time the Offer was received by the Offeree, the Offeror shall, within a period of one month commencing after the elapse of the aforementioned 45-day period, be entitled to request that a valuation specialist who has been engaged in the appraisal of businesses similar to the Company ("Valuation Specialist") prepare an opinion on the Fair Value of the shares.

      "Fair Value" shall mean fair value in the open market as between a willing seller and a willing buyer thereby acquiring control of the Company. In determining and certifying the Fair Value of the shares of the Company the Valuation Specialist shall act as expert and not as arbitrators and their determination of the Fair Value shall be final and binding on the Parties. The Valuation Specialist shall take into consideration and use any legitimate third party offer as part of the evaluation. The cost of the opinion of the Valuation Specialist shall be shared by the Offeror and the Offeree in proportion to their then respective shareholding.

e) The Offeror shall inform the Offeree within 14 days from receiving the Valuation Specialist's opinion on the price whether it is prepared to sell its shares at the price stated in the opinion. If the Offeror refuses to sell its shares at that price or if it does not inform the Offeree within that 14 day period of its desire to sell its shares, it shall not be entitled to sell its shares to a third party.

f) The Offeree shall inform the Offeror within 14 days after the Offeror has indicated his willingness to sell pursuant to Clause 5.1(e) whether it is prepared to purchase the shares at the price given in the Valuation Specialist's opinion. If the Offeree refuses to purchase the shares at this price or if it does not within the period of 14 days inform the Offeror in writing of its desire to purchase the shares, the Offeror shall have the right to offer his shares for sale to a third party. This right to offer its shares for sale to a third party will expire if such sale has not been consummated within one year.

g) If so required by the Offeree, the Offeror, when selling its shares to a third party, shall cause the third party, prior to and as a precondition to such transfer, to enter into an agreement with the other Party by which such third party agrees to be bound by the covenants of this Agreement and the Ancillary Agreements and to perform the obligations of the transferring Party under this Agreement and the Ancillary Agreements.

5.2   Transfer to Affiliate

The pre-emption rights contained in Clause 5.1 shall not apply to a transfer of shares in HoldCo to an Affiliate of any Party. It is a precondition for such transfer of shares that 1) the transferring Party shall have caused such Affiliate to enter into an agreement with the other Party by which such Affiliate agrees to be bound by the covenants of this Agreement and the Ancillary Agreements and to perform the obligations of the transferring Party under this Agreement and the Ancillary Agreements, and that 2) the transferring Party shall have caused such Affiliate to agree that should it at anytime cease to be an Affiliate it will before this happens transfer all its shares in HoldCo to another Affiliate of the original transferring Party.

5.3   Call Option

5.3.1 Call Option for Infineon

Parlex hereby grants to Infineon pursuant to the terms and conditions set forth in this Clause a call option to acquire all (but not less than all) of Parlex's outstanding shares in HoldCo exercisable at any time within three years after the Effective Date but only exercisable upon the occurrence of any one of the following events ("Infineon Call Option Trigger Event") for an amount in accordance with the formula defined in
Exhibit 5.3 1 (a) ("Parlex Formula").

      a) The performance criteria defined in Exhibit 5.3.1 (b) hereto of the Products manufactured by NewCo for Infineon with regard to yield, delivery, reliability and quality are not met by NewCo for a period of more than six (6) consecutive months and after notice is given by Infineon to NewCo ("Performance Defect Notice") describing in complete detail the nature and extent of the Performance Defect; or

      b) Parlex Corporation or any Parlex Affiliate enters into an agreement to transfer controlling interest in Parlex Corporation or any Parlex Affiliate to a company that is then currently in the business of manufacturing smart cards and/or smart cards ICs and is a direct competitor to Infineon or any Infineon Affiliate and is listed on Exhibit 5.3.1 (c); or

      c) The commencement of any voluntary or involuntary proceeding seeking relief with regard to Parlex Corporation's debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets; provided, however, that if such proceeding is an involuntary action brought by a third party, the option shall only be exercisable upon Parlex Corporation's failure to obtain an order to dismiss or stay such proceeding within ninety (90) days of commencement thereof; or

      d) the non-fulfilment by NewCo of the exclusivity period stipulated in Clause 2.1.2 of the Supply Agreement, attached in Exhibit 6.2.

Infineon may exercise the call option upon written notification to Parlex in accordance with the mechanics provided in Clause 5.3.3 below.

5.3.2 Call Option for Parlex

Infineon hereby grants to Parlex pursuant to the terms and conditions set forth in this Clause a call option to acquire sufficient shares of Infineon's outstanding shares of HoldCo ("Call Option Shares") so that Parlex's ownership in HoldCo does not exceed 80.1% of the issued and outstanding shares of HoldCo and said call option may be exercisable at any time upon the occurrence of either of the following events ("Parlex Call Option Trigger Event") for an amount in accordance with the formula defined in Exhibit 5.3.2(a)("Infineon Formula").

      a) At Parlex's sole discretion and for any reason; provided, however, that such call option may only be exercised during the time period commencing 12 months after the Effective Date and terminating 24 months after the Effective Date; or

      b) Upon Infineon's failure to fulfil its minimum volume commitment as set forth in Exhibit 5.3.2(b); provided, however, that such call option may only be exercised during the time period commencing 24 months after the Effective Date and terminating 36 months after the Effective Date.


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Parlex may exercise the call option upon written notification to Infineon in accordance with the mechanics provided in Clause 5.3.3 below.

5.3.3 Call Option Mechanics

      a) Within 30 days after the occurrence of a Parlex Call Option Trigger Event or an Infineon Call Option Trigger Event (whichever the case may be), written notice (the "Call Notice") shall be given by the party exercising the call option by delivery in person, certified or registered mail, return receipt requested, or by overnight delivery, to the other party notifying such party of the occurrence of a Parlex Call Option Trigger Event or an Infineon Call Option Trigger Event (whichever the case may be), and specifying the applicable Formula in Clause 5.3.1 or 5.3.2 (as the case may be), the date when said party will purchase the shares being called which date shall not be more than 30 days after the issuance of the Call Notice ("Call Date"), the number of shares to be called from such holder (if applicable) and the place where the purchase amount based on the applicable Formula shall be payable. The Call Notice shall be addressed to each party at its address as shown by the records of the Company. From and after the close of business on the Call Date, unless there shall have been a default in the payment of the purchase amount based on the applicable Formula plus accrued interest, rights of the respective holder of such shares of the HoldCo (except the right to receive the purchase amount based on the applicable Formula) shall cease with respect to the shares to be called on such Call Date.

      b) The non-calling party may dispute any amounts reflected on the calling party's Call Notice, but only on the basis of its belief that the amounts reflected on the Call Notice were not arrived at in accordance with this Agreement or resulted from a mistake of fact, or other inaccuracy, or an interpretation of GAAP; provided, however, that the non calling party shall have notified the other party in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of its receipt of the Call Notice. The Call Notice shall be binding and conclusive upon and deemed final and accepted by the non calling party and the non calling party shall be deemed to have waived its right to object to the Call Notice unless the non calling party shall have notified the calling party in writing of its objections within thirty (30) days of its receipt of the Call Notice. In the event of such a dispute, Parlex and Infineon shall attempt to reconcile their differences. If Parlex and Infineon are unable to reach a resolution with such effect within thirty (30) days after receipt by the calling party of written notice of dispute, Parlex and Infineon shall submit the items remaining in dispute for resolution to NewCo's auditors, Deloitte Touche Tohmatsu (or, if such firm shall decline or is unable to act or is not, at the time of such submission, to another


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independent accounting firm of international reputation mutually acceptable to Parlex and Infineon) (either Deloitte Touche Tohmatsu or such other accounting firm being referred to herein as the "Independent Accounting Firm"), which submission shall include (x) a statement by each party as to the matters in dispute and such party's calculation of the respective purchase amount based on the applicable Formula based on its interpretation of such disputed matters and (y) such other documents and information as the Independent Accounting Firm may request. Each party may also furnish to the Independent Accounting Firm such other information and documents as it deems relevant with appropriate copies or notification being given to the other parties. The Independent Accounting Firm may conduct a conference concerning the disagreement between Parlex and Infineon, at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisors, counsel or accountants. The Independent Accounting Firm shall, within thirty (30) days after such submission, determine and report to Parlex and Infineon upon such remaining disputed items. The final resolution shall be
(A) in writing setting forth the Independent Accounting Firm's calculation of the respective purchase amount based on the applicable Formula (which calculation may conclusively rely on the accuracy of matters not in dispute and the Independent Accounting Firm's determination regarding matters in dispute), (B) furnished to Parlex and Infineon, within thirty (30) days after the items in dispute have been referred to the Independent Accounting Firm, (C) made in accordance with this Agreement and (D) conclusive and binding upon the parties to this Agreement and not subject to collateral attack for any reason. Nothing herein will be construed to authorize or permit the Independent Accounting Firm to determine (i) any question or matter whatsoever under or in connection with this Agreement, except the determination of what adjustments, if any, must be made in one or more disputed items reflected on the respective Formula calculations delivered by a party in the Call Notice. The fees and disbursements of the Independent Accounting Firm shall be shared equally by Parlex and Infineon. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities customary of arbitrators.

      c) Within ten days after the issuance in writing of the Independent Accounting Firm's calculation of the respective purchase amount based on the applicable Formula, the calling party shall pay by certified check or wire transfer to the non calling the purchase amount based on the applicable Formula as determined by the Independent Accounting Firm.

      d) Upon the occurrence of a call or put option (as described in Clause 5.4 below), the party selling the shares of HoldCo shall surrender the certificate or certificates representing such shares of HoldCo, duly assigned or endorsed for transfer to the other party (or accompanied by


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duly executed instruments of transfer and sold notes relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of HoldCo or such other place as HoldCo may from time to time designate by written notice to the holder of its shares. It is further agreed that all stamp duty payable in respect of such transfer of HoldCo shares pursuant to the exercise of a call or put option shall be borne solely by the relevant buyer of such shares.

5.4   Put Option for Infineon

      a) Parlex grants to Infineon pursuant to the terms and conditions set forth in this Clause a put option to allow Infineon the right (but not an obligation) to sell certain of its outstanding shares in HoldCo to Parlex upon the occurrence of the following event ("Infineon Put Option Trigger Event") for an amount equal to the Infineon Formula. The put option shall be exercisable if, and only if, Parlex Corporation or any other entity which holds Parlex's shares in HoldCo ("Parlex's Associate") has entered into an arrangement or agreement which will cause a Change of Control (as defined herein) to occur. For purposes of this provision, a "Change of Control" shall be deemed to occur upon (i) any "person" becoming the beneficial owner of 50% or more of the combined voting power of Parlex and/or Parlex's Associate in HoldCo (subject to certain exceptions such as the acquisition of shares by an employee benefit plan, repurchase of securities by Parlex or a subsidiary thereof, etc.). Infineon's right to sell its outstanding shares in HoldCo to Parlex pursuant to this Section 5.4(a) shall be limited to the sale of either (i) all (and not less than all) of its outstanding shares in HoldCo, or (ii) such number of shares in HoldCo as may be required to reduce Infineon's ownership interest in HoldCo to 19.9% of the then-outstanding shares in HoldCo.

      b) Infineon's put option shall only be exercisable during the time period commencing with the delivery of written notice by Parlex Corporation and/or Parlex's Associate to Infineon that Parlex Corporation and/or Parlex's Associate has entered to an agreement which will cause a "Change of Control" to occur ("Change of Control Notice"), and terminating thirty days after delivery of the Change of Control Notice. Infineon will give Parlex Corporation and/or Parlex's Associate written notice of its intent to exercise the put option ("Put Option Notice") within ten days after its receipt of the Change of Control Notice from Parlex Corporation and/or Parlex's Associate. In the event that a "Change of Control" event has occurred and Parlex Corporation and/or Parlex's Associate failed to issue a Change of Control Notice to Infineon, then and in that event only Infineon shall have the right to exercise the put option by issuing a Put Option Notice within 30 days following the date it becomes aware that a Change of Control Notice should have been issued.

      c) The put option mechanics shall be the same as those outlined in Clause 5.3.3 above as the call option mechanics.

5.5   Conflict

In the event that any call or put option has been exercised by a Party hereto, the corresponding call or put options of the other Party shall be rendered void unless the exercising party fails to consummate the transaction, in which event the non-exercising party shall then have the right to exercise its respective call or put option. By way of example, (1) if Infineon has exercised its call option on Parlex's entire shareholding and the share transfer to Infineon is closed, Parlex may not subsequently exercise its call option on Infineon's shareholding in HoldCo, or (2) if Parlex exercises its call option by issuing a written notice to Infineon on a given date and Infineon exercises its call option one day after this given date, the call option exercised by Parlex shall supersede and take precedence over the call option issued by Infineon.

6.    Ancillary Agreements
--------------------------

On the Closing Date, the following agreements shall have been or be entered into by or among Infineon, Infineon Technologies AG, Parlex, Parlex Corporation and NewCo, as the case may be (the "Ancillary Agreements"):

6.1   License Agreement between Parlex Corporation and Infineon

      Parlex Corporation and Infineon shall have entered into the License Agreement on the date of this Agreement.

6.2   Supply Agreement

      Infineon Technologies AG and NewCo shall enter into an agreement for the supply by NewCo to Infineon Technologies AG and/or its Affiliates of products manufactured by NewCo in the form attached hereto as
      Exhibit 6.2.

6.3   Stock Transfer Agreement

      Parlex, Parlex Corporation and Infineon shall have entered into the Stock Transfer Agreement as of the date of this Agreement regarding the purchase of 49% of the issued and outstanding shares in HoldCo.

6.4   Lease Agreement

      NewCo and Shanghai Jingling Holding Co. Ltd. shall enter into the Lease Agreement regarding the lease of space and the use of equipment, in the form substantially attached hereto as Exhibit 6.4.

6.5   Service Agreement

      Parlex and NewCo shall enter into a Service Agreement as provided for in Clause 12.1 in the form attached hereto as Exhibit 6.5.

6.6   Shareholder Loan Agreement

      Parlex and Infineon and HoldCo shall enter into a Shareholder Loan Agreement in the form attached hereto as Exhibit 4.2.

6.7   Laser Drilling Service Agreement

      Parlex and NewCo shall enter into a Laser Drilling Service Agreement in the form attached hereto as Exhibit 6.7.


7.    Shareholders' Meeting of HoldCo
-------------------------------------

7.1   Resolutions of the Shareholders' Meeting for HoldCo

The Shareholders' Meeting for HoldCo ("Shareholders' Meeting") shall resolve all issues where its decision is required by all applicable laws of Hong Kong. Except as otherwise required by applicable laws or the Articles of Association of HoldCo, all actions and resolutions of the Shareholders' Meeting shall be by two-thirds of the shares represented in person or by proxy at a

Shareholders' Meeting at which a quorum is present unless a special resolution is required by mandatory law.

7.2   Quorum

A quorum for a Shareholders' Meeting shall require the presence, in person or by proxy, of shareholders of the Company holding at least two-thirds of the total number of issued and outstanding shares of HoldCo. Shareholders' Meeting may be attended electronically by teleconference, videoconference or internet. HoldCo shall hold a Shareholders' Meeting at least once per year.

7.3   Agenda, Notice etc.

At the request of either Parlex or Infineon, the Parties shall discuss the points of the agenda prior to any Shareholders' Meeting.

Each shareholder of HoldCo shall be given timely, written notice of the time, date, agenda and place of the Shareholders' Meeting, in no event later than four weeks prior to the date of convocation of the Annual Meeting and two weeks for a special meeting. All notices and agendas of Shareholders' Meetings shall be in English language.

7.4   Compliance of Shareholder with terms of this Agreement

Each of the Parties shall at all times exercise its powers and votes as a shareholder of HoldCo so that HoldCo will comply with all obligations under this Agreement and the Articles of Association and that all directors of HoldCo and any representative of either Party will implement the provisions of this Agreement in relation to HoldCo and the other Party.

8.    Board of Directors
------------------------

8.1   Nomination of Directors

The Boards of Directors of HoldCo and NewCo shall each consist of five members. Parlex shall nominate three directors and Infineon shall nominate two directors for each of HoldCo and NewCo. The Parties shall appoint the nominees to the Board of HoldCo at a Shareholders' Meeting of HoldCo and shall cause HoldCo to nominate each Party's nominees to the Board of

NewCo. The right to nominate includes the right to replace a director. If Parlex exercises its call option, one of Infineon's nominees (to be selected at Infineon's sole discretion) shall resign and Parlex will receive the right to appoint a replacement therefor upon consummation of the call option transaction. If Infineon exercises its call option, Parlex's nominees shall resign as directors upon consummation of the call option transaction. If Infineon exercises its put option with respect to all of its outstanding shares in HoldCo, Infineon's nominees shall resign as directors upon consummation of the put option transaction. If Infineon exercises its put option such that its ownership interest in HoldCo is reduced to 19.9%, then one of Infineon's nominees (to be selected at Infineon's sole discretion) shall resign and Parlex shall have the right to appoint a replacement therefor upon consummation of the put option transaction.

8.2   Responsibility of the Board

The Board of Directors of HoldCo shall have the broadest powers to manage and supervise the business and the affairs of HoldCo except for those matters which are explicitly reserved for approval by shareholders under Hong Kong company law.

The Board of Directors of NewCo shall have the broadest powers to manage and supervise the business and the affairs of NewCo and shall be the highest authority of NewCo which shall make all major policy decisions of NewCo.

The annual operating plan of HoldCo and/or NewCo and the approval of appointment of the General Manager of HoldCo/NewCo as recommended by Parlex requires the unanimous approval of the Board of Directors of HoldCo and/or NewCo (as the case may be). In addition, the unanimous approval of the relevant Board of Directors is required for all material events not disclosed in the relevant operating plan. However, it is agreed between the parties that HoldCo shall only select a General Manager if the relevant local law requires it.

Notwithstanding the foregoing, the Parties shall comply with the Rules of Procedure for the Board of Directors of each Company, as attached hereto in
Exhibit 8.4 ("Rules of Procedure") and it is agreed that if there is any inconsistency between the provisions of the Rules of Procedure and this Agreement, the provisions of this Agreement shall prevail.

8.3   Quorum

At least four members of the Board of Directors must be present or represented at a meeting to constitute a quorum and convene the meeting, provided that quorum shall require the presence of at least one Infineon Director.

8.4   Rules of Procedure for the Board of Directors

Rules of Procedure for the Board of Directors shall be adopted as set forth in Exhibit 8.4 which is attached hereto and incorporated into the Articles of Association of HoldCo and Articles of Incorporation of NewCo by the Closing Date.

8.5   Meetings of the Board of Directors

Each of the directors of the Company shall be given timely written notice of the time, date and place of meetings of the Board of Directors, in no event later than two weeks prior to the date of convocation of each such meeting, provided, however, that such period of notice maybe shortened for particular meetings by the unanimous written consent thereto by the directors then in office. Notices of meetings of the Board of Directors shall be sent by e-mail and followed by registered airmail. All notices of meetings of the Board of Directors shall be accompanied by a complete agenda for the meeting, as well as texts of all resolutions proposed to be adopted at such meetings. All notices and agendas of meetings of the Board of Directors, as well as the list of proposed resolutions of the Board of Directors, shall be accompanied by complete and accurate English language translation thereof.

8.6   Chairman of the Board of NewCo

The Board of Directors of NewCo shall have a Chairman and a Vice Chairman. The Chairman shall be the legal representative of NewCo. Should the Chairman be unable to assume his duties, the Vice Chairman shall be the legal representative of NewCo during such inability. The Chairman shall be a nominee appointed by Parlex and the Vice-Chairman shall be a nominee appointed by Infineon.

9.    Management of the Companies
---------------------------------

9.1   General Manager of NewCo

NewCo shall have a General Manager to be nominated by Parlex and appointed by the Board of Directors unanimously.

9.2   Responsibility of the General Manager

9.2.1 Except as provided otherwise in this Agreement, or mandatory applicable law, the Board of Directors of NewCo shall delegate the daily operation and management of New Co to the General Manager, including without limitation:

a)    Appointment of senior management staff of NewCo;

b) Proposal to the Board of Directors of annual and quarterly budgets and business plan;

c) Execution of annual and quarterly budgets approved by the Board of Directors; and

d) Preparation of the annual report, the balance sheet and the profit and loss statement.

9.2.2 The General Manager of NewCo shall be responsible for:

a)    the proper conduct of NewCo's business;

b)    the efficient organisation of NewCo; and

c)    the personnel of NewCo.

10.   Staff
-----------

NewCo shall recruit an adequate number of qualified technical, operation, managerial and other personnel necessary for its operations at the market-based compensation level. The general conditions of employment at NewCo shall be established in an Employment Handbook to be adopted by the General Manager of NewCo.

Furthermore, both Parties agree that the Directors appointed by Infineon to the Board of Directors of NewCo, or their authorized representatives, will have the right to interview potential new hires for the top engineering, operations, management and financial positions at NewCo, but such interview shall not unreasonably delay or impede the hiring process. After the relevant interview, the Directors may provide written objections, if any, within five business days of said interview. In such event, the Directors will provide Parlex with a brief description of the reason(s) for their objection(s). In the event the Directors do not provide written objections within such time period, they shall be deemed to have assented to the hiring.

11.   Organisational Structure
------------------------------

The Companies shall have the organisational structure as set forth in
Exhibit 11 and as amended from time to time by resolution of the Board of Directors in accordance with [SECTION]4(4) of the Rules of Procedure which is attached hereto as Exhibit 8.4.

12.   Operation of the Company
------------------------------

12.1  Services

Parlex and/or its Affiliates will supply certain services to NewCo in accordance with the provisions of the Service Agreement as attached hereto as Exhibit 6.5.

12.2  Business Plan

The initial business plan of NewCo shall be as set out in Exhibit 4.1 and may be subject to subsequent revisions by the Board of Directors of NewCo in accordance with [SECTION]4(4) of the Rules of Procedure which is attached hereto as Exhibit 8.4.

13.   Accounting and Financial Reporting
----------------------------------------

13.1  Accounting Period (Financial Year)

      a) The accounting period (financial year) of NewCo shall commence on 1 January and end on 31 December, provided, however, that the first accounting period of NewCo shall commence as of the date of registration and organization of NewCo and shall end on 31 December 2004.

      b) The accounting period (financial year) of HoldCo shall commence on 1 July and end on 30 June, provided, however, that the first accounting period of HoldCo shall commence as of the date of registration and organization of HoldCo and shall end on 30 June 2005.

13.2  Books of Account

The Companies shall keep true and accurate books of account and records in accordance with sound accounting practices, employing standards and procedures in conformity with mandatory requirements under applicable law and, insofar as practicable, in conformity with US GAAP accounting principles.

13.3  Independent Public Accountants (Auditors)

At the end of each accounting period of each Company, the books of account and records of the Companies shall be audited by a firm of independent public accountants competent to audit the books of the Companies. The Parties hereby designate and appoint the firm of Deloitte Touche Tohmatsu to initially serve as such independent public accountants (herein the "Auditors"). The Auditors shall prepare for and supply to the parties certified balance sheets, profit and loss statements and other financial reports suitable for use by each of the parties hereto in connection with its financial and tax reports within three months of the end of the fiscal year. Such statements and reports shall be in the English language.

13.4  Financial Reporting

Within 20 calendar days after the end of each month HoldCo shall prepare and submit to each Party its US GAAP unaudited balance sheet, profit and loss statement and cash flow statement of such month in a form satisfactory to the Parties.

Within 20 calendar days after the end of each month NewCo shall prepare and submit to each Party its US GAAP and China GAAP unaudited balance sheet and profit and loss statement of such month in a form satisfactory to the Parties.

Within 45 calendar days after the end of each quarter, NewCo shall prepare and submit to each Party its US GAAP and China GAAP unaudited balance sheet, profit and loss statement and cash flow statement of such quarter.

In order to cooperate with the public reporting of financial statements of the Parties, the Companies shall tender to the Parties such accounting records including without limitation the financial statements as are necessary for the consolidated accounting of the Companies with either or both Parties. Expenses relating to the preparation of such accounting records for the Party so requesting shall be borne by such Party.

13.5  Audit and Inspection Right

Each Party shall have the right to undertake, and to appoint accounting auditors or business auditors registered in or outside the PRC to undertake a financial audit and examination of the Companies' financial statements and the other Party hereby consents to such an audit. HoldCo and NewCo, as the case may be, shall cooperate with the Parties and the auditors, and immediately upon receiving notice from the Party requesting such audit, it shall make all documents, including but not limited to ledgers and accounting records, requested by such Party available for inspection and shall extend all assistance reasonably necessary for the completion of any such audit, including but not limited to the provision of written and oral explanations as may be required by the auditors. All expenses of such financial audit and examination shall be borne by the Party that appointed the auditors. Any such auditor shall, as a condition to the conduct of the audit, be required to undertake in writing, in favour of the Companies and the other Party, to maintain the confidentiality of all information to which it has gained access during the course of such audit.

Each Director shall have the right to inspect all of HoldCo's or NewCo's books and records, including without limitation all accounting documents, ledgers and vouchers at any time and to take such copies thereof as he may require.

14.   Dividend Policy
---------------------

The Companies shall not distribute dividends for the financial years 2005 and 2006 unless otherwise unanimously agreed to by the respective Board of Directors and shareholders. As of 2007, the Parties (unless otherwise agreed) agree that the Companies shall pay or distribute to their shareholders proportionate to their shareholdings and subject to a resolution of the Board of Directors of NewCo and the Shareholders' Meeting of HoldCo and to the extent permitted by applicable laws and regulations, the net profits as defined by US GAAP for the respective Company having regard to the following:

a)    The paying or making of all necessary provisions for taxation;

b) The making of all necessary provisions for the repayment of borrowings by the Companies;

c) The making of such reserves provisions and retentions as the Board of Directors shall agree as being reasonable and prudent; and

d) Meeting all cash flow requirements of the business plan submitted for the following year.

15.   Foreign Exchange Rate
---------------------------

Any conversion between United States Dollars and Renminbi shall be calculated according to the median of the United States Dollars buying and selling rates quoted by the Bank of China on the date the deposit of such contribution is made into NewCo's bank account.

16.   Confidentiality
---------------------

Each Party agrees to keep secret and confidential all business and technical information received from the other Party in connection with this Agreement and its performance and which the other Party expressly states to be confidential, or the confidential nature of which can be assumed on the basis of the circumstances of its disclosure, and to use such business and technical information solely for the purposes for which it was provided, and shall treat it in the same way as its own business secrets and not make it available to any third party, unless the business or technical information in question:

a)    is generally available from public sources or in the public domain;
or

b) is received at any time from any third party without nondisclosure obligation to the receiving Party; or

c) is shown to have been developed independently by the receiving Party without reliance on the disclosing Party's confidential information or to have been known to the receiving Party prior to its disclosure by the disclosing Party; or

d) must be disclosed to a third party for the purpose of performing this Agreement, if the third party is or becomes subject to an equivalent confidentiality obligation; or

e) is required to be disclosed pursuant to any applicable laws or any legal process issued by any competent court or tribunal.

The obligations imposed by this clause shall continue and survive and remain in force and effect for a period of three years after termination of this Agreement.

The Parties shall take all necessary steps to ensure that their directors, officers, employees, agent and subcontractors, if any, will comply in all respects with the provisions of this Clause 16.

17.   Conditions Precedent and Subsequent
-----------------------------------------

The respective obligation of each Party under this Agreement shall be conditional upon the satisfaction of the following conditions precedent on or prior to the Closing Date:

17.1  Approvals and Documentation

Any and all duly executed documentation, approvals required to be obtained from third parties and all relevant authorities to give effect to the transactions contemplated in this Agreement and the Ancillary Agreements, including all necessary business licenses, shall have been obtained by Parlex Corporation, Parlex and/or NewCo and/or HoldCo (as the case may be). Copies of all relevant documentation to evidence the foregoing and such other relevant documentation as may be necessary to evidence the foregoing shall be provided by Parlex not less than 5 days prior to the Closing Date.

17.2  Legal Opinion

Parlex shall provide Infineon with a legal opinion from the PRC law firm of Siway & Seaway, 14th Floor, Panorama Mansion, 53 HuangPu Road, Bund, 200080, Shanghai, PRC in the form attached as Exhibit 5.2(m)(i) to the Stock Transfer Agreement and a legal opinion from the Hong Kong law firm of Morrison & Foerster in the form attached as Exhibit 5.2(m)(ii) to the Stock Transfer Agreement.

17.3  Remaining Permits, Actions and Registrations

Notwithstanding the provisions of Clause 17.1, all actions, consents, permits, approvals and registrations for items 1.1 to 1.9 in Exhibit 6.5 to the Stock Transfer Agreement shall be obtained and issued within 30 Business Days of the Closing Date and all actions, consents, permits, approvals and registrations for items 1.10 to 1.12 as in
Exhibit 6.5 of the Stock Transfer Agreement shall be obtained and issued within 60 Business Days of the Closing Date.

18.   Representation and Warranties of Parlex
---------------------------------------------

Parlex hereby represents and warrants to Infineon that, as of the Effective Date, the following statements are and shall be true and correct:

a)    Organization

Parlex is a corporation duly organized and validly existing under the laws of Hong Kong, and has the corporate power and authority to enter into and perform this Agreement.

b)    Permits; Approvals

Parlex holds all licenses, permits, certifications and other authorizations, the absence of which would have a material adverse effect on its financial condition or business, and there has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to Parlex's actual knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

c)    Authorization

All corporate action on the part of Parlex necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement, when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation on Parlex.

d)    Effect of Agreement

Parlex's execution, delivery and performance of this Agreement will not (i) violate the Articles of Association of Parlex or any provision of any law, statute, rule or regulation to which Parlex is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Parlex, or (iii) have any effect on the compliance of Parlex with any applicable licenses, permits or authorizations which would materially and adversely affect Parlex.

19.   Representation and Warranties of Infineon
-----------------------------------------------

Infineon hereby represents and warrants to Parlex that, as of the Effective Date, the following statements are and shall be true and correct:

a)    Organization

Infineon is a corporation duly organized and validly existing under the laws of Singapore and has the corporate power and authority to enter into and perform this Agreement.

b)    Permits; Approvals

Infineon holds all licenses, permits, certifications and other authorizations, the absence of which would have a material adverse effect on its financial condition or business, and there has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to Infineon's actual knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

c)    Authorization

All corporate action on the part of Infineon necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement, when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation on Infineon.

d)    Effect of Agreement

Infineon's execution, delivery and performance of this Agreement will not
(i) violate the Articles of Association of Infineon or any provision of any law, statute, rule or regulation to which Infineon is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Infineon, or (iii) have any effect on the compliance of Infineon with any applicable licenses, permits or authorizations which would materially and adversely affect Infineon.

20.   Deadlock Resolution Procedure
-----------------------------------

Any controversy or claim specifically arising out of or relating to a Deadlock (as defined below in Clause 20.1 of this Agreement), shall be settled using the following procedure:

20.1  Definition of Deadlock

"Deadlock" shall mean any situation relating to any aspect of the business planning, operation or financial aspects of HoldCo or NewCo and which exists and has persisted for not less than sixty (60) days in which there is a substantial business disagreement between the Parties, which is manifested by the failure to garner affirmative votes for a resolution of the Board of Directors of either HoldCo or NewCo or the Shareholder Meetings of HoldCo.

20.2  Good Faith Resolution of Deadlock

In the event that a Deadlock exists, such Deadlock shall be submitted by either Party containing a notice that summarizes the issues in dispute (hereinafter the "Deadlock Notice") to CEO of Infineon's Secure Mobile Solutions Group and/or General Manager of Infineon's Chip Card Division of Infineon and CEO of Parlex for resolution. The respective senior officers of Parlex and Infineon shall meet at least once in person in a mutually convenient location and shall use their best efforts to resolve the dispute in the 14 calendar day period after the Deadlock Notice is submitted.

In the event that the Deadlock cannot be resolved within the said 14 calendar days period the Deadlock shall be submitted to the CEO of Infineon's Secure Mobile Solutions Group and/or General Manager of Infineon's Chip Card Division and the CEO of Parlex for resolution. The CEO of Parlex and the CEO of Infineon's Secure Mobile Solutions Group and/or General Manager of Infineon's Chip Card Division shall meet at least once in person in a mutually convenient location and will then use their best effort to resolve the dispute in the 14 calendar day period after such dispute is submitted.

20.3  Mediation

If the respective CEOs of the Parties are unable to resolve the Deadlock after the expiration of the second 14 calendar day period, they agree to jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the "Neutral"), seeking assistance in such regard from the Singapore Mediation Center - if they have been unable to agree upon such appointment within thirty (30) days from the initial meeting under Clause 20.2. The fees of the Neutral shall be shared equally by the parties, one half by Parlex and one half by Infineon. In consultation with the Neutral, the parties will select or devise a mediation procedure ("Mediation") by which they will attempt to resolve the dispute, and a time and place for the Mediation to be held, with the neutral making the decision as to the procedure, and/or place and time (but not later than twenty (20) days after selection of the Neutral), if the parties have been unable to agree on any such matters within fifteen (15) days after initial consultation with the Neutral. The parties agree to participate in good faith in the Mediation to its conclusion as designated by the Neutral, but in no event shall this obligation extend for more than sixty (60) days after selection of the Neutral, after which the parties shall be entitled to seek all remedies available to them hereunder, at law, in equity or otherwise.

20.4  Buy-out Option

a) If the Parties fail to resolve the Deadlock in good faith in accordance with the provisions of paragraphs 20.2 and 20.3 above, then any Party ("First Party") may within 30 days after the failure of the mediation, serve a sale notice on the other Party ("Second Party") offering the Second Party the whole (but not part) of the First Party's shareholding in HoldCo for sale at the price stipulated therein (the "Sale Price"). The Sale Price shall specify the price for the entire shareholding of the First Party as well as a price per share. The sale notice shall provide that the offer will lapse 45 days after the sale notice is served on the Second Party.

b) The Second Party may, or may nominate a third party to, accept the offer to purchase the shareholding at the Sale Price at any time before the offer lapses.

c) If the offer is not accepted before it lapses, the Second Party will be deemed to have served a sale notice on the First Party offering to sell all its shareholding in HoldCo at the same Sale Price (proportionate to its shareholding and based on the price per share stipulated in the sale notice). The First Party will be bound to accept the offer within seven days, unless it introduces a third party which accepts the offer in that period.

d) Any sale under this clause shall be made effective within thirty days of the date of acceptance.

21.   Term and Termination
--------------------------

21.1  Term of Agreement

This Agreement shall become effective upon fulfilment of the conditions precedent listed in Clause 17, the consummation of the Ancillary Agreements listed in Clause 6 and compliance with Clauses 2.5, 2.7, 3 and 4 on the Closing Date (herein collectively "Effective Date"), and continue in force until NewCo and HoldCo are both dissolved or unless this Agreement is sooner terminated pursuant to the provisions of this Clause 21 or if any Party ceases to be a shareholder of HoldCo. If the conditions precedent have not been satisfied within six months following the signing date, this Agreement shall become null and void.

21.2  Termination for Cause

In case of the occurrence of any of the following circumstances, this Agreement may be terminated with immediate effect by either Party by serving written notice (the "Termination Notice") upon the other Party:

a) The other Party is in material breach of this Agreement and the breaching Party was granted a 60 day cure period before the Termination Notice is served and did not cure the material breach within this 60 day period;

b) The other Party is permanently or for a period of ninety (90) consecutive days prevented or incapable of fulfilling its obligations under this Agreement;

c) The other Party undergoes bankruptcy, composition or reorganization proceedings or any other insolvency proceedings opened against it by a court or another public authority or has voluntarily filed a respective petition or has involuntarily filed against it a respective petition which is not dismissed within sixty days;

d) The other Party has become insolvent or faces a substantial deterioration, actual or imminent, from its position at the time of execution of the Agreement in its assets;

e) The other Party has an order entered against it either appointing a receiver or trustee for, or issuing a levy attachment against, a substantial portion of its assets, without such order being vacated, set aside or stayed within sixty days;

f) The other Party has its shares in the company seized by a creditor or makes an assignment for the benefit of its creditors; or

g)    The other Party is wound up.

21.3  Consequences of Termination

21.3.1 In case any of the circumstances stipulated in Clause 21.2 occurs, the Party serving the Termination Notice may elect either one of the following options:

a) Within 30 days after the day the Termination Notice was served, to serve a sale notice (the "Sale Notice") on the other Party offering to sell all of its shares in HoldCo at 120% of the Fair Value or Net Asset Value, which ever is higher (the "Put Option Price"). The Party who receives the Sale Notice must, by itself or through a third party nominee, accept the offer and must purchase all of the requesting Party's shares at the Put Option Price within 60 days after the above notice is served.

b) Within 30 days after the day the Termination Notice was served, to serve a purchase notice (the "Purchase Notice") on the other Party offering to purchase all of its shares at 80% of either the Fair Value or Net Asset Value, whichever is lower (the "Call Option Price"). The Party who receives the Purchase Notice must, by itself or through a third party nominee, accept the offer and must sell all of its shares to the requesting Party at the Call Option Price within 30 days after the above notice is served.

21.3.2 For the purpose of this Clause 21 Net Asset Value and Fair Value shall mean the following:

a) Net Asset Value shall mean the book value of the assets of the Companies as determined by their latest available audited financial statements, as adjusted for capital increase or decrease or other major corporate activities which may affect the content of such financial statements, such valuation and adjustments to be made and certified by the Auditors within 30 days after the Sale Notice or Purchase Notice was served.

b) Fair Value shall mean fair value in the open market as between a willing seller and a willing buyer thereby acquiring control of HoldCo as determined by the Auditors. The Party serving the Termination Notice may request the Auditors to determine and certify the sum per share considered by them to be the Fair Value of the shares as at the date of service of the Termination Notice. The Auditors shall notify HoldCo of their determination of the Fair Value within 30 days after having received the request and HoldCo shall give immediate notice to the Parties in writing of the Fair Value so determined by the Auditors and a payment for the shares shall be due within thirty
(30) days of the completion of the appraisal by the Auditor. In determining and certifying the Fair Value of the shares of HoldCo the Auditors shall act at the cost and expense of the Party that did not serve the Termination Notice and shall act as experts and not as arbitrators and their determination of the Fair Value shall be final and binding on the Parties.

21.4  Survival

Clauses 16, 23 and 24 shall survive termination of this Agreement. No termination shall relieve any Party from liability for any breach of this Agreement.

22.   Dissolution
-----------------

If a Company is dissolved following any decision by the Board of Directors of the Company in accordance with [SECTION]4(4) of the Rules of Procedure, the Company's debts shall be paid to the extent the Company's assets are available to do so and the remaining assets of the Company shall be distributed among its shareholders in accordance with the provisions of applicable law.

23.   Applicable law
--------------------

The substantive law applicable to this Agreement and its Exhibits is the law in force in Singapore unless (i) the Companies are subject to mandatory local law, or (ii) a different substantive law is explicitly mutually agreed upon in an Exhibit hereto.

24.   Dispute Resolution
------------------------

24.1  Resolution in Good Faith

Any controversy or claim arising out of or relating to this Agreement including any question regarding its existence, validity, termination or performance hereunder ("Dispute") (other than any dispute specifically arising out of or relating to a Deadlock (as defined in Clause 20.1 of this Agreement), which are to be regulated in the manner provided in Clauses 20.2-20.4 hereof), shall be settled using the following procedure:

In the event that a Dispute exists, such Dispute shall be submitted by either Party containing a notice that summarizes the issues in dispute (hereinafter the "Dispute Notice") to CEO of Infineon's Secure Mobile Solutions Group and/or General Manager of Infineon's Chip Card Division of Infineon and CEO of Parlex -for resolution. The respective senior officers of Parlex and Infineon shall meet at least once in person in a mutually convenient location and shall use their best efforts to resolve the dispute in the 14 calendar day period after the Dispute Notice is submitted.

In the event that the Dispute cannot be resolved within the said 14 calendar days period the Dispute shall be submitted to the CEO of Infineon's Secure Mobile Solutions Group and the CEO of Parlex for resolution. The respective CEOs of Parlex and Infineon's Secure Mobile Solutions Group shall meet at least once in person in xxx (or any other location agreed between the Parties) and will then use their best effort to resolve the dispute in the 14 calendar day period after such dispute is submitted.

24.2  Mediation

If the respective CEOs of the Parties are unable to resolve the dispute after the expiration of the second 14 calendar day period, they agree to jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the "Neutral"), seeking assistance in such regard from the Singapore Mediation Centre if they have been unable to agree upon such appointment within thirty (30) days from the initial meeting under Clause 24.1. The fees of the Neutral shall be shared equally by the parties, one half by Parlex and one half by Infineon. In consultation with the Neutral, the parties will select or devise a mediation procedure ("Mediation") by which they will attempt to resolve the dispute, and a time and place for the Mediation to be held, with the neutral making the decision as to the procedure, and/or place and time (but not later than twenty (20) days after selection of the Neutral), if the parties have been unable to agree on any such matters within fifteen (15) days after initial consultation with the Neutral. The parties agree to participate in good faith in the Mediation to its conclusion as designated by the Neutral, but in no event shall this obligation extend for more than sixty (60) days after selection of the Neutral, after which the parties shall be entitled to seek all remedies available to them hereunder, at law, in equity or otherwise.

24.3  Arbitration

In the event that the Dispute can neither be resolved in good faith by senior management, nor through mediation, then the Dispute shall be submitted for final and binding arbitration to the Singapore International Arbitration Centre ("SIAC") by 3 arbitrators appointed in accordance with the provisions of the rules of SIAC ("SIAC Rules"). If there are two or more defendants, any nomination of an arbitrator by or on behalf of such defendants must be by joint agreement between them. If such defendants fail, within the time-limit specified by the SIAC Rules, to agree on such joint nomination, the proceedings against each of them must be separated.

The seat of arbitration shall be Singapore. The procedural law of Singapore shall apply where the SIAC Rules are silent.

The language to be used in the arbitration proceedings shall be English.

The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs of the arbitration and on the allocation of expenditures among the respective Parties to the arbitration proceedings. Each Party shall bear the cost of its own attorneys' fees and expert witness fees.

25.   Miscellaneous
-------------------

25.1 This Agreement cannot be modified except by written instrument signed by both Parties. This requirement of written form can only be waived in writing.

25.2 Neither Party shall be liable to the others for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure (such as without limitation, riots, wars, freight embargo, shortage of supply, hostilities between nations, governmental laws, earthquakes, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective Party). On the occurrence of such an event, the affected Party shall immediately inform the other Party of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases. The Party suffering such force majeure shall use reasonable efforts to remove or remedy such cause.

25.3 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as the delivery of a manually executed counterpart of this Agreement.

25.4 Except otherwise provided in this Agreement, communications between Infineon and Parlex shall be given in writing, by post, or by telefax, to the following addresses of the Parties or to such other addresses as the Party concerned may subsequently notify in writing to the other Party:

      If to Parlex to:
      ----------------
      Parlex Corporation
      One Parlex Place
      Methuen, MA 01844
      United States
      Attn.: Peter Murphy, President and CEO
      Fax: 00-1-978-685-7867

      with a copy to:
      Kutchin & Rufo, P.C.
      155 Federal Street
      Boston, MA 02110
      United States
      Attn.: Edward D. Kutchin, Esq.
      Fax: 00-1-617-542-3001

      If to Infineon to:
      ------------------
      Infineon Technologies AG
      Legal Department
      p.o. box 800949
      81609 Munich, Germany
      Fax: + 49 89 234 26993

25.5 No right or interest in this Agreement shall be assigned or transferred to any third party by a Party hereto without first obtaining written consent from the other Party, except that each Party may freely assign this Agreement to an Affiliate, provided however that the transferring Party shall have caused such Affiliate to enter into any agreement with the other Party by which such Affiliate agrees to be bound by the covenants of this Agreement and to perform the obligations of the transferring Party under this Agreement.

25.6 The governing language between the Parties shall be English. All reports, statements, balance sheets and the like to be prepared and issued by NewCo shall be made available in English language. The same applies for any kind of communication in and between the corporate bodies of NewCo and between HoldCo, NewCo and the Parties hereto.

25.7 If any provision contained in this Agreement is or becomes ineffective or is held to be invalid by a competent authority or court having final jurisdiction thereover, all other provisions of this Agreement shall remain in full force and effect and there shall be substituted for the said invalid provision a valid provision having an economic effect as similar as possible to the original provision.

25.8 This Agreement and any documents attached hereto constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and, except as otherwise expressly set forth herein, supersedes all prior discussions, understandings, agreements and negotiations between the Parties with respect to such subject matter.

25.9 The Exhibits, which are or will be attached hereto, shall constitute an integral part hereof.

25.10 Unless otherwise required by applicable law or by obligations of the Parties or their Affiliates pursuant to any listing agreement with or rules of any securities exchange, the Parties shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other Party and shall not issue any such release or make any such statement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

25.11 No Third Party Beneficiaries

      This Agreement is for the sole benefit of the parties hereto and their permitted assigns and Affiliates and nothing herein, express or implied, is intended to or shall confer upon any other party any legal or equitable benefit, claim, cause of action, remedy or right of any kind. The parties further agree that the Contracts (Rights of Third Parties) Act (Chapter 53B) is hereby expressly excluded.

IN WITNESS WHEREOF the Parties have caused their duly authorized representatives to execute this Agreement as of the dates stated below.


Infineon Technologies Asia Pacific Pte Ltd


By: /s/ Loh Kin Wah                       And By: /s/ Klaus Gohlke
    ----------------------------------            -------------------------

Print Name: Mr. Loh Kin Wah               Print Name: Dr. Klaus Gohlke
            --------------------------                ---------------------

Title: President and Managing Director    Title: Vice President, AP
       -------------------------------           Corporate Finance and
                                                 Company Director

Date: December 22, 2004                   Date: December 22, 2004
      --------------------------------          ---------------------------


Parlex Asia Pacific Ltd.


By: s/ Peter J. Murphy
    -------------------------

Print Name: Peter J. Murphy
            -----------------

Title: Director
       ----------------------

Date: December 22, 2004
      -----------------------